Exhibit 99

Psychiatric Solutions Announces First Quarter 2010 Earnings of $0.56 Per Diluted Share on 7.0% Growth in Same-Facility Revenue

FRANKLIN, Tenn.--(BUSINESS WIRE)--May 10, 2010--Psychiatric Solutions, Inc. (“PSI”) (NASDAQ: PSYS) today announced financial results for the first quarter ended March 31, 2010. Revenue increased 9.7% for the first quarter to $476.0 million from $433.9 million for the first quarter of 2009. Income from continuing operations attributable to PSI stockholders increased 15.2% to $31.7 million from $27.5 million. Income from continuing operations attributable to PSI stockholders per diluted share was $0.56 for the first quarter of 2010, up 14.3% from $0.49 for the first quarter of 2009.

PSI’s same-facility revenue for the first quarter of 2010 grew 7.0% from the first quarter last year, primarily due to a 5.9% increase in patient days and a 1.0% increase in revenue per patient day. The Company expanded its same-facility EBITDA margin by 70 basis points to 21.5% in the first quarter from 20.8% in the first quarter of 2009. For the first quarter of 2010, consolidated adjusted EBITDA increased to $83.8 million, which was 17.6% of revenue, from $76.7 million or 17.7% of revenue, for the first quarter of 2009. A reconciliation of all GAAP and non-GAAP financial results in this release can be found on page 6.

Net cash from continuing operating activities for the latest quarter increased 42.3% from the first quarter of 2009 to $56.1 million or 1.8 times income from continuing operations attributable to PSI stockholders. Capital expenditures primarily for maintenance and the addition of beds to existing facilities totaled $29.6 million for the quarter. PSI’s ratio of debt to total capitalization improved to 52.8% at the end of the first quarter of 2010 from 53.5% at the end of 2009 and 58.0% at the end of the first quarter of 2009. In addition, the ratio of debt to adjusted EBITDA for the trailing 12 months improved to 3.5 at the end of the first quarter of 2010 from 3.6 at the end of 2009 and 3.9 at the end of the first quarter last year. PSI completed the first quarter of 2010 with $32.6 million in cash and cash equivalents and no borrowings under its $300 million revolving credit facility.

As previously announced, a special committee of our Board of Directors was formed in response to approaches PSI received from third parties regarding a potential sale of PSI. The special committee retained Goldman, Sachs & Co. and Shearman & Sterling LLP as its financial and legal advisors and is considering possible responses. There can be no assurance that a sale of PSI will take place. PSI does not expect to make further public comments regarding these matters unless and until it enters into an agreement with respect to a sale or it is determined that a sale will not be pursued.

PSI will hold a conference call today to discuss its first quarter financial results at 10:00 a.m. Eastern time. A live webcast of the conference call will be available at www.psysolutions.com in the “Investors” section of the site or at www.earnings.com. The webcast will be available through the end of business on May 24, 2010.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements other than those made solely with respect to historical fact and are based on the intent, belief or current expectations of PSI and its management. PSI’s business and operations are subject to a variety of risks and uncertainties that might cause actual results to differ materially from those projected by any forward-looking statements. Factors that could cause such differences include, but are not limited to: (1) general economic and business conditions; (2) PSI’s ability to comply with applicable licensure and accreditation requirements; (3) risks inherent to the health care industry, including government investigations, the impact of unforeseen changes in regulation, decreases in reimbursement rates from federal and state health care programs or managed care companies and exposure to claims and legal actions by patients, stockholders and others; (4) the ability to receive timely additional financing on terms acceptable to PSI to fund PSI's acquisition strategy and capital expenditure needs; and (5) PSI’s ability to improve the operations of its inpatient facilities and successfully integrate recently acquired operations. The forward-looking statements herein are qualified in their entirety by the risk factors set forth in PSI's filings with the Securities and Exchange Commission. PSI undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof.

PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults and is the largest operator of owned or leased freestanding psychiatric inpatient facilities with over 11,000 beds in 32 states, Puerto Rico and the U.S. Virgin Islands. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.

PSYCHIATRIC SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands except for per share amounts)

	Three Months Ended March 31,
	2010	2009

Revenue	$475,956	$433,930

Salaries, wages and employee benefits (including share-based compensation of $3,510 and $4,819 for the respective three month periods in 2010 and 2009)	259,475	244,286
Professional fees	44,928	39,930
Supplies	23,678	22,920
Rentals and leases	4,835	5,080
Other operating expenses	50,895	41,266
Provision for doubtful accounts	11,833	8,462
Depreciation and amortization	12,390	10,553
Interest expense	16,498	16,609
	424,532	389,106
Income from continuing operations before income taxes	51,424	44,824
Provision for income taxes	19,683	17,164
Income from continuing operations	31,741	27,660
Loss from discontinued operations, net of taxes	(3,496)	(139)
Net income	28,245	27,521
Less: Net income attributable to noncontrolling interest	(32)	(139)
Net income attributable to PSI stockholders	$28,213	$27,382

Basic earnings per share:
Income from continuing operations attributable to PSI stockholders	$0.57	$0.49
Loss from discontinued operations, net of taxes	(0.06)	-
Net income attributable to PSI stockholders	$0.51	$0.49

Diluted earnings per share:
Income from continuing operations attributable to PSI stockholders	$0.56	$0.49
Loss from discontinued operations, net of taxes	(0.06)	-
Net income attributable to PSI stockholders	$0.50	$0.49

Shares used in computing per share amounts:
Basic	55,715	55,495
Diluted	56,386	55,968

Amounts attributable to PSI stockholders:
Income from continuing operations	$31,709	$27,521
Loss from discontinued operations, net of taxes	(3,496)	(139)
Net income	$28,213	$27,382

PSYCHIATRIC SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	March 31,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$32,645	$6,815
Accounts receivable, less allowance for doubtful accounts of $53,311 and $51,894, respectively	263,874	249,439
Other current assets	92,495	105,166
Total current assets	389,014	361,420
Property and equipment, net of accumulated depreciation	948,092	931,730
Cost in excess of net assets acquired	1,153,111	1,153,111
Other assets	59,967	60,979
Total assets	$2,550,184	$2,507,240

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$33,272	$35,397
Salaries and benefits payable	94,085	81,129
Other accrued liabilities	55,083	62,036
Current portion of long-term debt	10,552	4,940
Total current liabilities	192,992	183,502
Long-term debt, less current portion	1,175,980	1,182,139
Deferred tax liability	84,074	81,137
Other liabilities	31,031	25,790
Total liabilities	1,484,077	1,472,568
Redeemable noncontrolling interest	4,326	4,337
Total stockholders' equity	1,061,781	1,030,335
Total liabilities and stockholders' equity	$2,550,184	$2,507,240

PSYCHIATRIC SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended March 31,
	2010	2009

Operating activities:
Net income	$28,245	$27,521
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	12,390	10,553
Amortization of loan costs and bond discount	1,564	715
Share-based compensation	3,510	4,819
Change in income tax assets and liabilities	10,824	15,908
Loss from discontinued operations, net of taxes	3,496	139
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(14,435)	(9,776)
Prepaids and other current assets	893	2,296
Accounts payable	(382)	(2,822)
Salaries and benefits payable	12,956	(3,391)
Accrued liabilities and other liabilities	(2,977)	(6,563)
Net cash provided by continuing operating activities	56,084	39,399
Net cash (used in) provided by discontinued operating activities	(89)	781
Net cash provided by operating activities	55,995	40,180

Investing activities:
Capital purchases of property and equipment	(29,553)	(24,368)
Other assets	101	(158)
Net cash used in continuing investing activities	(29,452)	(24,526)
Net cash used in discontinued investing activities	(12)	(321)
Net cash used in investing activities	(29,464)	(24,847)

Financing activities:
Net decrease in revolving credit facility	-	(39,333)
Principal payments on long-term debt	(1,322)	(1,272)
Payment of loan and issuance costs	(6)	(5,363)
Distributions to noncontrolling interests	(43)	-
Repurchase of common stock upon restricted stock vesting	(490)	(953)
Proceeds from exercises of common stock options	1,160	342
Net cash used in financing activities	(701)	(46,579)
Net increase (decrease) in cash	25,830	(31,246)
Cash and cash equivalents at beginning of the period	6,815	51,271
Cash and cash equivalents at end of the period	$32,645	$20,025

PSYCHIATRIC SOLUTIONS, INC.
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO EBITDA AND ADJUSTED EBITDA
(Unaudited, in thousands)

		Three Months Ended March 31,
		2010	2009

	Income from continuing operations attributable to PSI stockholders	$31,709	$27,521
	Provision for income taxes	19,683	17,164
	Interest expense	16,498	16,609
	Depreciation and amortization	12,390	10,553
	EBITDA(a)	80,280	71,847
	Other expenses:
	Share-based compensation	3,510	4,819
	Adjusted EBITDA(a)	$83,790	$76,666

(a)

EBITDA and adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as income from continuing operations attributable to stockholders before interest expense (net of interest income), income taxes, depreciation and amortization. Adjusted EBITDA is defined as income from continuing operations attributable to stockholders before interest expense (net of interest income), income taxes, depreciation, amortization, and other items included in the caption above labeled “Other expenses.” These other expenses may occur in future periods but the amounts recognized can vary significantly from period to period and do not directly relate to the ongoing operations of our health care facilities. PSI’s management relies on EBITDA and adjusted EBITDA as the primary measures to review and assess operating performance of its facilities and their management teams. PSI believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management. Management and investors also review EBITDA and adjusted EBITDA to evaluate PSI’s overall performance and to compare PSI’s current operating results with corresponding periods and with other companies in the health care industry. You should not consider EBITDA and adjusted EBITDA in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because EBITDA and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.

PSYCHIATRIC SOLUTIONS, INC.
OPERATING STATISTICS - OWNED FACILITIES
(Unaudited)
(Revenue in thousands)

	Three Months Ended March 31,		%
	2010	2009	Change
Same-facility results:
Revenue	$432,445	$404,003	7.0%
Admissions	47,487	43,261	9.8%
Patient days	740,145	699,233	5.9%
Average length of stay(a)	15.6	16.2	-3.7%
Revenue per patient day(b)	$584	$578	1.0%
EBITDA margin	21.5%	20.8%	70 bps

Total facility results:
Revenue	$442,769	$404,003	9.6%
Admissions	48,805	43,261	12.8%
Patient days	752,240	699,233	7.6%
Average length of stay(a)	15.4	16.2	-4.9%
Revenue per patient day(b)	$589	$578	1.9%
EBITDA margin	21.5%	20.8%	70 bps

(a) Average length of stay is defined as patient days divided by admissions.
(b) Revenue per patient day is defined as owned facility revenue divided by patient days.

CONTACT:
Psychiatric Solutions, Inc.
Brent Turner, 615-312-5700
Executive Vice President, Finance and Administration